FOR IMMEDIATE RELEASE                               FOR INFORMATION CONTACT
                                 James G. Overley, Senior Vice President of
                                       Finance and Treasurer (770) 795-4650




TRISM, INC. ANNOUNCES AGREEMENT IN PRINCIPLE TO RESTRUCTURE DEBT


Kennesaw, GA, July 15, 1999 - TRISM, Inc. (Nasdaq: TRSM) today announced that it had reached an agreement in principle with the steering committee representing major holders of the company's approximately $86.2 million of 10 3/4% Senior Subordinated Notes due 2000 (the "Senior Notes"). TRISM expects that this agreement will significantly reduce its existing long-term debt, pay all of its other debt in full, and fully satisfy its trade and leasing obligations in accordance with their terms. The agreement in principle is subject to execution of definitive documentation, and is to be affected pursuant to a pre-arranged plan, which may require court approval.

TRISM previously announced on June 10, 1999 that it would not make the current interest payment due on the Senior Notes. Related to that announcement, and pursuant to the restructuring agreement, the 30-day interest payment grace period will expire without payment.

Edward L. McCormick, the President and Chief Executive Officer of TRISM said, "We are extremely pleased to announce this agreement and to announce the restructuring to our employees, customers, vendors,
and financial partners.   Under the direction of the current
management team, we will continue the revitalization of our operations with a solid balance sheet and a sound capital structure. This consensual reorganization allows TRISM to accelerate the marketing, operations, and financial strategies which we believe will improve our company's growth and profits".

Pursuant to the restructuring agreement, the Senior Notes will be converted into (i) new notes in the aggregate principal amount of $30 million, due 2004, with interest at the rate of 12% per annum (the first semi-annual interest payment on which will be due in March
2000), and (ii) 95% of the new common equity of TRISM to be issued post-recapitalization, prior to dilution respecting a contemplated management stock incentive program. TRISM's existing common stock will be converted into 5% of the new common equity to be issued post-recapitalization, prior to dilution.

TRISM, Inc. is the nations leading Transportation Company that specializes in the transportation of heavy weight, over-dimensional, environmental, and secured materials. TRISM provides a full range of logistics services for specialized markets, intermodal management services, and worldwide super heavy haul project services in partnership with Econofreight Group Limited.

Certain statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause TRISM's actual results in future periods to differ materially from forecasted results. Those risks are described in TRISM's filings with the Securities and Exchange Commission (SEC) over the last twelve months, copies of which are available from the SEC or may be obtained upon request from TRISM. In addition, there can be no assurance that the restructuring will occur as described or at all.